EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this annual report of Evil Empire Designs, Inc. (the “Company”) on Form 10-K of our report dated April 25, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheet as of December 31, 2021, and the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2021, and the related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

April 14, 2023